Exhibit d.3

   AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT


     This Amendment to the Expense Cap/Reimbursement
Agreement entered into as of the 1st day of March 1999
(the "Agreement") is entered into as of the 6th day of January 2000, between Oak Ridge Investments, LLC (the
"Adviser") and Oak Ridge Funds, Inc. (the "Company") on behalf of the Oak Ridge Small Cap Equity Fund and the
Oak Ridge Large Cap Equity Fund, each referred to herein as a "Fund."

     WHEREAS, the Agreement provides that it shall terminate on April 1, 2000 unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement;

     WHEREAS, the parties to the Agreement wish to extend the term of the Agreement until April 1, 2001.

     WHEREAS, the Agreement provides that the Adviser may recover amounts waived or reimbursed for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for a Fund;

     WHEREAS, the parties wish to clarify that it is and has been the intent of the parties that the Adviser may only recover waived or reimbursed expenses during the three year period to the extent that a Fund's expense ratio before waivers and reimbursements does not exceed (i) 2.00% of the Fund's total operating expenses with respect to a Fund's Class A shares and
(ii) 2.75% of the Fund's total operating expenses with respect to a Fund's Class C shares, based on such Fund's average daily net assets on an annual basis.

     NOW THEREFORE, the parties agree as follows:

     Pursuant to this Amendment, the Agreement shall terminate on April 1, 2001, unless extended by the mutual agreement of the parties, as provided for in a further amendment to the Agreement.

     The Adviser may only recover waived or reimbursed expenses during the three year recovery period to the extent that a Fund's expenses ratio before waivers and reimbursements does not exceed (i) 2.00% of the Fund's total operating expenses with respect to a Fund's Class
A shares and (ii) 2.75% of the Fund's total operating expenses with respect to a Fund's Class C shares, based on such Fund's average daily net assets on an annual basis.

     Moreover, the recovery by the Adviser of any amounts waived or reimbursed shall be determined on an annual basis calculated during the three-year recovery period.

     All other provisions of the Agreement shall remain in full force and effect.

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                         OAK RIDGE INVESTMENTS, LLC



                         By:  /s/ David Klaskin
                            ----------------------
                              David Klaskin



                         OAK RIDGE FUNDS, INC.



                         By:  /s/ Samuel Wegbreit
                            ------------------------
                              Samuel Wegbreit